POWER OF ATTORNEY FOR

SEC FILINGS UNDER SECTION 16

I appoint Robert R. Leveille, Melanie Ringold, Pavani Lingampally and Todd F. Kuehl or any of them signing singly (“Attorneys-In-Fact”), and with full power of substitution, to act as my attorneys-in-fact and agents, in my capacity as an Officer/Director of the Funds listed on Schedule A attached hereto (“Funds”) and incorporated herein, effective August 10th, 2026, to:

(1)
prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC.

(2)
execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer/Director of the below-mentioned Funds, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder.

(3)
do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and
(4)
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

I grant the Attorneys-In-Fact, as attorneys-in-fact and agents the power of substitution and re-substitution in his or her name and stead, and the full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the foregoing appointments. The grant shall remain in effect until terminated in writing.

I ratify and confirm any and all acts that the Attorneys-In-Fact lawfully take as my attorneys-in-fact and agents by virtue of this appointment.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of August 10th, 2026

/S/Laura Allison Dukes

Signature

Name: Dukes Laura Allison

Schedule A

Invesco Quality Municipal Income Trust (IQI) Invesco Value Municipal Income Trust (IIM) Invesco Advantage Municipal Income Trust II (VKI) Invesco Municipal Opportunity Trust (VMO) Invesco Municipal Trust (VKQ)

Invesco Trust For Investment Grade Municipals (VGM)

Invesco Trust For Investment Grade New York Municipals (VTN) Invesco Pennsylvania Value Municipal Income Trust (VPV) Invesco Municipal Income Opportunities Trust (OIA)

Invesco California Value Municipal Income Trust (VCV) Invesco Total Property Market Income Fund

Invesco Bond Fund (VBF)

Invesco High Income Trust II (VLT) Invesco Senior Income Trust (VVR)

Invesco High Income 2024 Target Term Fund (IHTA) Invesco Senior loan Fund (VSLAX)

Invesco Dynamic Credit Opportunity Fund (XCRTX) Invesco Private Asset-Based Credit Fund